Exhibit 99.01

FOR IMMEDIATE RELEASE

Symantec Completes Sale of Veritas, Now Singularly Focused on

Cybersecurity

01/29/2016

Board Authorizes $2 Billion Increase to Capital Return Program; Expects to Return More Than $4 Billion to

Shareholders by End of March 2017

MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)—Symantec Corp. (NASDAQ:SYMC) today announced that it has completed the sale of Veritas to a group of investors led by The Carlyle Group. In connection with the closing of the transaction, Symantec received approximately $5.3 billion in after-tax cash proceeds.

Symantec is on track to return more than $4 billion in capital to its shareholders by the end of March 2017. This capital return includes:

•	A $500 million accelerated share repurchase completed in January 2016;

•	$1.8 billion remaining at the end of the Company’s third quarter from its previously announced share repurchase program; and

•	The additional $2 billion of capital return that the Board announced today.

Michael A. Brown, Symantec president and CEO, said, “Symantec now has a clear path forward as the global leader in cybersecurity. With the Veritas transaction completed, Symantec has the increased financial flexibility to maximize shareholder value through returning significant capital to shareholders and to consider acquisition opportunities that will accelerate our unified security strategy.”

Symantec will provide specifics on its capital return program during its third quarter earnings conference call, which is scheduled for Thursday, February 4, 2016.

J.P. Morgan Securities LLC served as financial advisor to Symantec and Fenwick & West LLP served as legal counsel to Symantec.

About Symantec

Symantec Corporation (NASDAQ: SYMC) is the global leader in cybersecurity. Operating one of the world’s largest cyber intelligence networks, we see more threats, and protect more customers from the next generation of attacks. We help companies, governments and individuals secure their most important data wherever it lives.

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Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains forward looking statements regarding the Company’s expected capital return. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied herein. Such risk factors include general economic conditions; fluctuations and volatility in the Company’s stock price; the ability of the Company to successfully execute strategic plans, including acquisitions or strategic transactions; maintaining customer and partner relationships; the competitive environment in the software industry, fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products, and the degree to which these products and businesses gain market acceptance. The Company assumes no obligation, and does not intend, to update these forward-looking statements prior to reporting its third quarter results. Additional information concerning risks that could cause actual results to differ from current expectations is contained in Risk Factors, set forth in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2015.

View source version on businesswire.com: http://www.businesswire.com/news/home/20160129005919/en/

Source: Symantec Corp.

MEDIA:

Symantec Corp.

Kristen Batch, 503-516-6297

kristen_batch@symantec.com

or

INVESTOR:

Symantec Corp.

Jonathan Doros, 650-527-5523

jonathan_doros@symantec.com